Exhibit 1
ARTICLES OF INCORPORATION
ENDORSED-FILED
IN THE OFFICE OF THE
SECRETARY OF STATE
OF THE STATE OF NEVADA
Nov-7 2006
DEAN HELLER, SECRETARY OF STATE

          ARTICLES OF INCORPORATION OF CYBERSPACE VITA, INC.

FIRST: Name of Corporation:  The name of the corporation is:
CYBERSPACE VITA, INC.

SECOND: Resident Agent Name and Street Address:
Desert Corporate Services, Inc., 5409 Carnation Meadow Street, Las Vegas, NV 89130.

THIRD: Shares: Number of shares with par value: 100,000,000; Par Value 0.001; Number of shares without par value: -0-.

FOURTH: Governing Board: Shall be as Directors.

FIFTH: Purpose: The purpose of this Corporation shall be: Any legal business for profit.


I hereby declare that I am the person who executed the foregoing Articles of Incorporation which execution is my own act and deed.

Executed November 7, 2006, California.

/s/ ROBERT T. YARBRAY
 __________________________
    ROBERT T. YARBRAY